EXHIBIT 5.1

May 26, 2006

Cortex Pharmaceuticals, Inc.

15241 Barranca Parkway

Irvine, California 92618

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,863,799 shares of the Company’s common stock, $0.001 par value (“Common Stock”), issuable under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), an additional 2,575,316 shares of Common Stock issuable under the Company’s 1996 Stock Incentive Plan (the “1996 Plan” and referred to collectively with the 2006 Plan, the “Plans”), and of 250,000 shares of Common Stock issuable upon exercise of compensatory stock options granted to Mark A. Varney under a stock option agreement dated January 30, 2006 (the “Non-Plan Options”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 1,863,799 shares of Common Stock to be issued under the 2006 Plan, the 2,575,316 shares of Common Stock to be issued under the 1996 Plan, and the 250,000 shares of Common Stock to be issued under the Non-Plan Options, against full payment in accordance with the respective terms and conditions of the Plans and the Non-Plan Options will be legally and validly issued, fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth